Exhibit 99.1

Contact: Michael A. Sicuro Chief Financial Officer 281.863.6426

US Oncology Reports Second Quarter Operating Results

HOUSTON, TX, August 6, 2009 – US Oncology, Inc. (“US Oncology” or “the Company”), one of the nation’s largest cancer care services companies, reported revenue of $881.6 million, EBITDA of $39.9 million, Adjusted EBITDA of $62.7 million, net loss of $7.6 million and operating cash flow of $42.5 million for the three months ended June 30, 2009.

US Oncology Second Quarter Results

•

Adjusted EBITDA for the second quarter of 2009 increased to $62.7 million from $57.4 million for the same period in 2008 due primarily to growth in our network of physicians, increases in patient volumes in medical oncology and radiation, coupled with lower general and administrative expenses, partially offset by a $3.8 million decrease due to reduced utilization of Erythropoiesis-Stimulating Agents (“ESAs”).

•

• During the second quarter of 2009, total revenue increased by 6.3 percent compared to the same period in 2008 as we continue to grow patient volumes and our network of physicians. At June 30, 2009, 38 more physicians were affiliated under Comprehensive Strategic Alliance (“CSA”) agreements to provide comprehensive practice management services than as of the same date in 2008. Also, during the second quarter of 2009, 10 net physicians joined under Targeted Physician Services relationships, which include one or more of our Oncology Pharmaceutical Services, Oncology Reimbursement Solutions, research, Innovent Oncology or iKnowMed offerings. As of June 30, 2009, there were 84 physicians with signed agreements to join our network within the next 90 to 120 days and three integrated cancer centers under construction expected to be operational in the second half of 2009.

President and Chief Executive Officer Bruce Broussard stated: “We continue to make progress on our objectives of improving operating performance in the short-term, while positioning the organization for long-term success in its mission of continuously advancing access to cost-effective cancer care in today’s changing healthcare landscape.

We have experienced increased productivity through our Lean Six Sigma program aimed at improving the patient experience while enhancing the efficiency of the care delivery process. An example of our productivity success, at our 17 largest practices utilizing our Lean Six Sigma processes, we have experienced a decline in non-drug costs per patient by 2.6 percent, which also reflects economies of scale on the three percent growth in patient volume. In addition, the average time to first appointment at these practices has decreased from 13 days to 8 days over the last 12 months. These improvements demonstrate the effect our Lean Six Sigma program is having on the practice operations. We have also experienced a reduction in our corporate general and administrative costs to $33.5 million in the first half of 2009 from $40.1 million in the same period of 2008.

We believe that sustainable long-term healthcare policies will reward national organizations focused on improving the effectiveness and efficiency of patient care through utilization of advanced information technology and an integrated care management model. Our comprehensive care management program, Innovent Oncology, our proprietary electronic health record system, iKnowMed, which is used by approximately 82 percent of our affiliated physicians that treat over 650,000 patients annually demonstrate that we are well positioned to thrive in this new healthcare reimbursement environment.

Our continuing objectives remain clear: continue to grow our network of affiliated physicians, improve our organization’s productivity, and accelerate the expansion of our national businesses, all while maintaining focus on our mission.”

Broussard concluded, “Our ability to raise $775 million through a senior secured note offering in June 2009 to refinance a majority of our indebtedness scheduled to mature in 2010 through 2012 evidences investor support of these objectives. In addition, extending these maturities provides additional operating flexibility to advance our strategic initiatives and make investments to grow our business.”

RESULTS OF OPERATIONS

The Company operates and manages its business through four operating segments. The table below compares the results of the second quarter of 2009 to the results of the corresponding period of the prior year and the preceding quarter (dollars in millions).

	Q2 2009	Q2 2008	% Change	Q1 2009	% Change
Revenue
Medical oncology services	$605.6	$559.3	8.3	$581.9	4.1
Cancer center services	97.1	92.2	5.3	92.3	5.2
Pharmaceutical services	624.2	637.3	(2.1)	577.6	8.1
Research and other	18.4	14.6	26.0	19.3	(4.7)
Eliminations(1)	(463.7)	(474.2)	2.2	(428.5)	(8.2)

Total	$881.6	$829.2	6.3	$842.6	4.6

Operating income (loss)
Medical oncology services	$17.2	$20.7	(16.9)	$16.6	3.6
Cancer center services	25.0	22.2	12.6	21.9	14.2
Pharmaceutical services	24.9	25.0	(0.4)	21.7	14.7
Research and other	1.3	(0.9)	nm (4)	2.3	(43.5)
Corporate costs(2)	(31.2)	(36.0)	13.3	(33.1)	5.7
Impairment and restructuring charges(3)	(0.4)	(0.5)	20.0	(1.4)	71.4

Total	$36.8	$30.5	20.7	$28.0	31.4

EBITDA
Medical oncology services	$17.2	$20.7	(16.9)	$16.6	3.6
Cancer center services	34.6	31.8	8.8	31.3	10.5
Pharmaceutical services	25.4	26.3	(3.4)	22.4	13.4
Research and other	1.4	(0.7)	nm (4)	2.4	(41.7)
Corporate costs(2)	(15.9)	(20.7)	23.2	(17.6)	9.7
Loss on early extinguishment of debt(3)	(22.4)	–	nm (4)	–	nm (4)
Impairment and restructuring charges(3)	(0.4)	(0.5)	20.0	(1.4)	71.4

Total	$39.9	$56.9	(29.9)	$53.7	(25.7)

Adjusted EBITDA (3)	$62.7	$57.4	9.2	$55.1	13.8
Net income (loss) attributable to US Oncology, Inc.	(7.6)	3.2	nm (4)	1.0	nm (4)
Operating cash flow	42.5	(8.6)	nm (4)	31.0	37.1

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment).
(2)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(3)	Loss on early extinguishment of debt and impairment and restructuring charges are excluded from Adjusted EBITDA.
(4)	Not meaningful.

Medical Oncology Services

During the second quarter of 2009, medical oncology services revenue was $605.6 million, an increase of $46.3 million, or 8.3 percent, from the second quarter of 2008 which reflects higher medical oncology visits due primarily to physician additions. Revenue growth was partially offset by lower utilization of ESAs by affiliated physicians. Comparing the same periods, EBITDA was $17.2 million, a decrease of $3.5 million, as reduced utilization of ESAs and the impact of increasing costs for certain pharmaceuticals that have not yet been reflected in increased ASP-based reimbursement more than offset earnings associated with revenue growth. We are also experiencing a shift toward generic alternatives for certain oncology pharmaceuticals and the associated pressures on reimbursement and drug margins. We expect that this trend toward greater use of generic oncology drugs will continue for the foreseeable future.

Medical oncology services revenue increased by $23.7 million, or 4.1 percent, and EBITDA increased by $0.6 million from the first quarter of 2009. Seasonal reimbursement, as well as an additional operating day, contributed to this revenue and earnings growth. The impact of increasing patient responsibility for treatment costs in the first quarter generally stabilized in the current period.

Cancer Center Services

Cancer center services revenue in the second quarter of 2009 was $97.1 million, an increase of $4.9 million, or 5.3 percent, from the second quarter of 2008. EBITDA was $34.6 million in the second quarter of 2009, an increase of $2.8 million, or 8.8 percent, from the second quarter of 2008. These increases reflect higher radiation treatment and diagnostic scan volumes due primarily to additional radiation oncologists affiliated under comprehensive service agreements, a continued shift toward advanced targeted radiation therapies that are reimbursed at higher rates and additional investments in diagnostic equipment.

Cancer center services revenue increased $4.8 million, or 5.2 percent, and EBITDA increased $3.3 million, or 10.5 percent, from the first quarter of 2009 which reflects increased daily radiation treatment and diagnostic scan volumes as well as improved reimbursement as discussed above.

Pharmaceutical Services

Pharmaceutical services revenue in the second quarter of 2009 was $624.2 million, a decrease of $13.1 million, or 2.1 percent, as compared to the second quarter of 2008. The revenue decrease is primarily due to a reduction in the number of physicians affiliated under OPS agreements from the prior year reflecting credit risk management in this offering, as well as lower ESA drug volumes. Pharmaceutical services EBITDA was $25.4 million for the second quarter of 2009, a decrease of $0.9 million from the second quarter of 2008 as the impact of lower revenue was partially offset by increased EBITDA from our specialty pharmacy and reimbursement support services.

Pharmaceutical services revenue in the second quarter of 2009 increased $46.6 million, or 8.1 percent, and EBITDA increased $3.0 million, or 13.4 percent, from the preceding quarter. These increases reflect higher pharmaceutical volumes associated with our network of affiliated physicians and an additional operating day.

Research and Other Services

Research and other services revenue in the second quarter of 2009 was $18.4 million, an increase of $3.8 million, or 26.0 percent, compared to the second quarter of 2008. The revenue increase is primarily due to an increase in the number of cycles completed through various research studies. In the second quarter of 2009, EBITDA from research and other services was $1.4 million, an increase of $2.1 million from the second quarter of 2008. The increase from the second quarter of 2008 reflects our strategy to expand the existing research network, launch a contract research organization, and create aligned incentives with participating physicians that encourage long-term value creation. Because the new incentives focus on long-term growth, the related expense in the second quarter of 2009 is lower than in the prior year.

Research and other services revenue in the second quarter of 2009 decreased $0.9 million, or 4.7 percent, and EBITDA decreased by $1.0 million from the first quarter of 2009 primarily due to reductions in incentive compensation accruals in the first quarter of 2009.

Corporate Costs

Corporate costs, which represent general and administrative expenses excluding stock-based compensation, were $15.9 million in the second quarter of 2009 versus $20.7 million in the second quarter of 2008. The decrease from prior year is due to the continued focus on managing costs, primarily in areas such as personnel, travel and professional fees. Compared to the first quarter of 2009, corporate costs decreased $1.7 million due to recently implemented cost reductions.

Senior Secured Note Offering

In June 2009, we completed an offering of $775 million senior secured notes due 2017. Proceeds from the offering were used to repay our existing $436.7 million senior secured term loan facility maturing in 2010 and 2011 and our $300 million 9.0% senior notes due 2012, which effectively extended these maturities through August 2017. As a result of this refinancing, the Company does not have any material debt maturities until the indebtedness of US Oncology Holdings, Inc. matures in March, 2012.

In connection with refinancing the existing notes, we recognized a $22.4 million extinguishment loss primarily related to payment of a call premium and interest expense during the call period on the senior notes, the write off of unamortized issuance costs related to the retired debt and certain transaction costs. We will incur approximately $20 million of additional annual interest cost for the next year with the new senior secured notes compared to the debt that was refinanced due primarily to the term facility portion of the refinanced amount. The $300 million 9% senior notes were effectively refinanced at approximately the same rate as at issuance five years ago.

In connection with this refinancing, we expect to replace the revolving portion of the senior secured credit facility that is scheduled to mature in August 2010 with a new revolving credit facility maturing in August 2012. The Company expects to incur a loss on early extinguishment of debt during the third quarter of 2009 which will include approximately $4.1 million related to the write-off of unamortized debt issuance costs and an additional amount for transaction costs associated with terminating the revolving portion of senior secured credit facility.

Net Income (Loss)

Net loss for the second quarter of 2009 was $7.6 million compared to net income of $3.2 million in the second quarter of 2008 and $1.0 million in the first quarter of 2009. When comparing the second quarter of 2009 to each of these periods, net income decreased due to the loss on early extinguishment of debt associated with the refinancing transaction discussed above.

Cash Flow

Cash from operations in the second quarter of 2009 was $42.5 million, compared to $8.6 million used in operations for the second quarter of 2008 and $31.0 million generated in the first quarter of 2009. The $51.1 million increase in operating cash flow from the second quarter of 2008 reflects increased collections due to revenue growth and lower receivable days outstanding, as well as payments made under a generic drug inventory management program in the second quarter of 2008. The $11.5 million increase from the first quarter of 2009 reflects increased collections due to revenue growth and lower receivable days outstanding.

During the third quarter of 2009, the Company expects to incur a charge of approximately $4.0 million in connection with benefits payable as a result of the retirement of its Executive Chairman to be effective September 1, 2009. This retirement is expected to result in a further reduction of our corporate costs.

As of August 4, 2009, the Company had approximately $123 million of cash and investments, and availability under its revolving credit facility of $129.6 million.

Contingencies and Risks

On July 30, 2008, the United States Food and Drug Administration (“FDA”) published a final new label for Erythropoiesis-Stimulating Agents (“ESAs”) drugs Aranesp and Procrit. This action was taken contemporaneously to the previous national coverage decision (“NCD”) by the Centers for Medicare and Medicaid Services (“CMS”) establishing criteria for reimbursement by Medicare for the ESA usage issued on July 30, 2007. Unlike the NCD from CMS, the label indication directs appropriate physician prescribing and applies to all patients and payers. A Risk Evaluation and Mitigation Strategy (“REMS”) proposal by manufacturers was filed with the FDA in August, 2008. The REMS is expected to focus on future ESA prescribing guidelines and may require additional patient consent/education requirements, medical guides and physician registration procedures. The length of time required for the FDA to approve the REMS and for manufacturers to implement the new program is uncertain and it presently remains under discussion between the manufacturers and the FDA. Once implemented, the REMS will outline additional, if any, procedural steps that will be required for qualified physicians to order and prescribe ESAs for their patients.

It is not possible to estimate the impact of the REMS (on EBITDA) as it relates to prescribing patterns, until the REMS is in effect which is expected to be some time in 2009 or early 2010. We believe a possible impact of the REMS could be further reductions in ESA utilization.

On July 1, 2009, CMS proposed changes to policies and payment rates for services to be furnished under the 2010 physician fee schedule. Under the proposed provisions, EBITDA would be reduced by approximately $23 million. However, we currently estimate the impact to 2010 EBITDA of actual changes to CMS policies and payment rates will be between $5-$10 million. The most significant difference between the potential and estimated impact reflects our expectation that Congress, as in previous years, will enact legislation to avert a 21.5% Sustainable Growth Rate reduction. The final rule is expected to be issued on or around November 1, 2009.

As previously disclosed, during the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. Also, as previously disclosed, the Company is currently involved in litigation with a formerly affiliated practice in Oklahoma. In addition, as previously disclosed, the Company and an affiliated practice have received a request for information from the Federal Trade Commission and a state Attorney General relating to an antitrust investigation of a recent transaction in which a group of physicians joined the affiliated practice. There were no material developments in these matters during the second quarter of 2009 or through the date of this release.

On July 29, 2009 the Company received a subpoena from the U.S. Attorney’s Office, Eastern District of New York, seeking documents relating to its contracts and relationships with a pharmaceutical manufacturer and its business and activities relating to that manufacturer’s products. The Company believes that the subpoena relates to an ongoing investigation being conducted by that office regarding the manufacturer’s sales and marketing practices. The Company intends to fully cooperate with the request.

Results of US Oncology Holdings, Inc.

The results of US Oncology exclude those of its parent company, US Oncology Holdings, Inc. (“Holdings”). US Oncology conducts all substantive operations and, with the exception of nominal administrative expenses and items related to capitalization, the results of Holdings are substantially identical to those of US Oncology. Holdings reported EBITDA of $39.9 million, Adjusted EBITDA of $62.7 million, net loss of $17.4 million and operating cash flow of $42.5 million for the quarter ended June 30, 2009. The operating results of US Oncology and Holdings are reconciled below (in millions):

	Q2 2009	Q2 2008	Q1 2009
US Oncology Net Income (Loss)	$(7.6)	$3.2	$1.0

Less: Interest expense	(9.7)	(10.0)	(10.4)
Unrealized gain (loss) on swap	(1.7)	14.3	(0.8)
Effective tax rate differential	1.6	(0.4)	4.7

Holdings Net Income (Loss)	$(17.4)	$7.1	$(5.5)

Compared to the second quarter of 2008 and the first quarter of 2009, the unrealized loss on swap related to changes in fair value of the Holdings interest rate swap, increased by $16.0 million and $0.9 million, respectively.

Changes in the fair value of the interest rate swap are reported currently in earnings. Although the interest rate swap is not accounted for as a cash flow hedge, the Company believes the swap, economically, remains a hedge against the variability of interest accruing on Holdings’ indebtedness.

As of June 30, 2009, the indebtedness issued by US Oncology Holdings, Inc., amounted to $475.6 million. In March 2009, the Company elected to settle interest on this indebtedness for the semi-annual interest period ending September 15, 2009, entirely through the issuance of additional notes.

The Company and Holdings will broadcast their 2009 second quarter financial results by conference call and simultaneous webcast on August 6, 2009 at 10:00 A.M. Central Time. Additional information will be available on the Company’s website, www.usoncology.com, in the News Room on the day of the earnings announcement.

US/Canada Dial-in #: (877) 615–1716

Conference ID #: 21338788

Web Cast Link: This link gives participants access to the live and/or archived event. This URL can be distributed for posting on various websites, or for inclusion in email notifications.

http://event.meetingstream.com/r.htm?e=156790&s=1&k=4350D83CA16497EC227E65577AB21765

The archived replay of the event will be available through the news center on the Company’s website (www.usoncology.com).

About US Oncology, Inc.

US Oncology, headquartered in The Woodlands, Texas works closely with physicians, manufacturers and payers to identify and deliver innovative services that enhance patient access to advanced cancer care. US Oncology supports one of the nation’s foremost cancer treatment and research networks accelerating the availability and use of evidence-based medicine and shared best practices.

US Oncology’s expertise in supporting most aspects of the cancer care delivery system – from drug development to distribution and outcomes measurement, enables the Company to help increase the efficiency and safety of cancer care. US Oncology is affiliated with 1,236 physicians operating in 476 locations, including 94 radiation oncology facilities in 39 states. For more information, visit the Company’s website, www.usoncology.com.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the impact of a recession in the U.S. or global economy, the possibility of healthcare reform in the United States and its impact on cancer care specifically, the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement, such as reimbursement for ESAs, and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, including whether such payers adopt coverage guidelines regarding ESAs or pharmaceutical reimbursement methodologies that are similar to Medicare coverage, other changes in the manner patient care is reimbursed or administered, the impact of increasing unemployment (which may result in a larger population of uninsured and under insured patients), the decisions of employers to increase the financial responsibility of individuals under health insurance programs afforded to their employees, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to fund its operations through operating cash flow or utilization of its existing credit facility or its ability to obtain additional financing on acceptable terms, the instability of capital and credit markets, including the potential that certain financial institutions may be unable to honor existing financing commitments, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation, investigation and enforcement, increases in the cost of providing cancer treatment services, the operations of the Company’s affiliated physician practices, and potential impairments that could result from declining market valuations. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the SEC for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation), noncontrolling interest expense and other income (expense). EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is EBITDA before impairment and restructuring charges, loss on early extinguishment of debt and other non-cash charges. These measures are derived from relevant items in the Company’s GAAP financial statements. A reconciliation of Adjusted EBITDA to operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Adjusted EBITDA is useful to investors as it eliminates certain amounts that are unusual in nature and not currently expected to be part of the Company’s ongoing operational performance. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include Adjusted EBITDA as a financial measure. Management believes that EBITDA and Adjusted EBITDA are useful to investors, since they provide investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA and Adjusted EBITDA should not be viewed as alternatives to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

US ONCOLOGY, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q2 2009	Q2 2008	% Change	Q1 2009	% Change
Physician Summary:

Medical oncologists	751	739	1.6	750	0.1

Radiation oncologists	159	154	3.2	158	0.6

Other oncologists	79	58	36.2	82	(3.7)

Total CSA physicians	989	951	4.0	990	(0.1)

OPS physicians	247	269	(8.2)	237	4.2

Total physicians	1,236	1,220	1.3	1,227	0.7

Total physicians signed but not started at the end of the period	84	62	35.5	49	71.4

Daily Operating Statistics:

Medical oncology visits (1)	11,181	10,840	3.1	11,274	(0.8)

Radiation treatments/ diagnostic scans(2)(4)	3,857	3,721	3.7	3,715	3.8

Other Statistics:

Radiation oncology facilities(3)(4)	94	92	2.2	95	(1.1)

Linear accelerators	121	118	2.5	120	0.8

PET systems	38	35	8.6	38	—

New patients enrolled in research studies during the period	740	919	(19.5)	869	(14.8)

Accounts receivable days outstanding	30	34	(11.8)	34	(11.8)

Notes to Key Operating Statistics:

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of OPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers and radiation-only facilities at CSA practices.
(3)	The second quarter of 2009 includes 79 integrated cancer centers and 15 radiation-only facilities, the first quarter of 2009 includes 80 integrated cancer centers and 15 radiation-only facilities and the second quarter of 2008 includes 80 integrated cancer centers and 12 radiation-only facilities.
(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended June 30,		Three Months Ended March 31,
	2009	2008	2009
Product revenue	$594,572	$557,050	$563,080
Service revenue	287,075	272,125	279,481

Total revenue	881,647	829,175	842,561

Cost of products	582,219	541,585	551,585

Cost of services:
Operating compensation and benefits	138,146	130,086	137,640
Other operating costs	82,648	79,438	80,696
Depreciation and amortization	17,935	18,753	17,565

Total cost of services	238,729	228,277	235,901

Total cost of products and services	820,948	769,862	787,486
General and administrative expenses	16,256	21,240	18,131
Impairment and restructuring charges	381	464	1,409
Depreciation and amortization	7,237	7,130	7,533

	844,822	798,696	814,559

Income from operations	36,825	30,479	28,002

Other income (expense):
Interest expense, net	(22,484)	(22,433)	(22,622)
Loss on early extinguishment of debt	(22,353)	—	—
Other income (expense)	37	(2)	—

Income (loss) before income taxes	(7,975)	8,044	5,380
Income tax benefit (provision)	1,324	(3,788)	(3,604)

Net income (loss)	(6,651)	4,256	1,776

Less: Net income attributable to noncontrolling interests	(944)	(1,017)	(759)

Net income (loss) attributable to Company	$(7,595)	$3,239	$1,017

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2009	2008
Product revenue	$1,157,652	$1,100,311
Service revenue	566,556	539,471

Total revenue	1,724,208	1,639,782

Cost of products	1,133,804	1,073,612

Cost of services:
Operating compensation and benefits	275,786	260,274
Other operating costs	163,344	156,234
Depreciation and amortization	35,500	37,354

Total cost of services	474,630	453,862

Total cost of products and services	1,608,434	1,527,474
General and administrative expenses	34,387	41,228
Impairment and restructuring charges	1,790	381,770
Depreciation and amortization	14,770	14,283

	1,659,381	1,964,755

Income (loss) from operations	64,827	(324,973)

Other income (expense):
Interest expense, net	(45,106)	(46,633)
Loss on early extinguishment of debt	(22,353)	—
Other income	37	1,369

Loss before income taxes	(2,595)	(370,237)
Income tax provision	(2,280)	(2,866)

Net loss	(4,875)	(373,103)

Less: Net income attributable to noncontrolling interests	(1,703)	(1,732)

Net loss attributable to Company	$(6,578)	$(374,835)

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net cash provided by operating activities	$73,555	$42,225

Cash flows from investing activities:
Acquisition of property and equipment	(37,499)	(44,213)
Net proceeds from sale of assets	–	3,747
Net payments in affiliation transactions	(3,369)	(36,900)
Investment in unconsolidated subsidiaries	(53)	(3,123)
Distributions from unconsolidated subsidiaries	1,494	810
Designation of restricted cash	–	(500)

Net cash used in investing activities	(39,427)	(80,179)

Cash flows from financing activities:
Proceeds from senior secured notes	758,926	–
Proceeds from other indebtedness	–	4,000
Net distributions to parent	(4,064)	–
Repayment of term loan	(436,666)	(34,937)
Repayment of senior notes	(311,578)	–
Repayment of other indebtedness	(8,905)	(879)
Debt financing costs	(16,157)	(103)
Distributions to noncontrolling interests	(1,156)	(1,832)
Contributions from noncontrolling interests	–	466
Contributions of proceeds from exercise of stock options	–	25

Net cash used in financing activities	(19,600)	(33,260)

Increase (decrease) in cash and equivalents	14,528	(71,214)
Cash and equivalents:
Beginning of period	104,476	149,256

End of period	$119,004	$78,042

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and equivalents	$119,004	$104,476
Accounts receivable	358,604	364,336
Other receivables	26,729	25,707
Prepaid expenses and other current assets	23,329	20,682
Inventories	110,300	130,967
Deferred income taxes	5,424	4,373
Due from affiliates	40,705	66,428

Total current assets	684,095	716,969

Property and equipment, net	412,403	410,248
Service agreements, net	266,048	273,646
Goodwill	377,270	377,270
Other assets	66,501	64,720

Total assets	$1,806,317	$1,842,853

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$11,515	$10,677
Accounts payable	265,287	266,190
Due to affiliates	108,568	136,913
Accrued compensation cost	40,085	40,776
Accrued interest payable	14,598	26,266
Income taxes payable	985	2,727
Other accrued liabilities	32,986	34,804

Total current liabilities	474,024	518,353

Deferred revenue	7,219	6,894
Deferred income taxes	38,246	35,139
Long-term indebtedness	1,075,648	1,061,133
Other long-term liabilities	11,451	12,347

Total liabilities	1,606,588	1,633,866

Stockholder’s equity:
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	1	1
Additional paid-in-capital	557,541	560,768
Retained deficit	(371,932)	(365,354)

Total Company stockholder’s equity	185,610	195,415

Noncontrolling interests	14,119	13,572

Total stockholder’s equity	199,729	208,987

	$1,806,317	$1,842,853

US ONCOLOGY, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2009	June 30, 2008	March 31, 2009	June 30, 2009	June 30, 2008
Net income (loss)	$(6,651)	$4,256	$1,776	$(4,875)	$(373,103)
Add back:
Interest expense, net	22,484	22,433	22,622	45,106	46,633
Income tax provision (benefit)	(1,324)	3,788	3,604	2,280	2,866
Depreciation and amortization	25,172	25,883	25,098	50,270	51,637
Amortization of stock compensation	268	565	569	837	1,120
Other (income) expense	(37)	2	—	(37)	(1,369)

EBITDA	39,912	56,927	53,669	93,581	(272,216)
Plus:
Loss on early extinguishment of debt	22,353	—	—	22,353	—
Impairment and restructuring charges	381	464	1,409	1,790	381,770
Other non-cash charges	65	—	—	65	—

Adjusted EBITDA	62,711	57,391	55,078	117,789	109,554

Changes in assets and liabilities	4,301	(39,853)	(3,205)	1,096	(15,814)
Deferred income tax provision (benefit)	(3,324)	44	5,380	2,056	(2,016)
Interest expense, net	(22,484)	(22,433)	(22,622)	(45,106)	(46,633)
Income tax benefit (provision)	1,324	(3,788)	(3,604)	(2,280)	(2,866)

Net cash provided by (used in) operating activities	$42,528	$(8,639)	$31,027	$73,555	$42,225